Exhibit 5.2

May 19, 2011
Home Inns & Hotels Management Inc.
No. 124 Caobao Road Xuhui District
Shanghai 200235
People’s Republic of China
Re:	Home Inns & Hotels Management Inc. Registration Statement on Form F-3
Ladies and Gentlemen:
     We have acted as special United States counsel to Home Inns & Hotels Management Inc., a Cayman Islands exempted company with limited liability (the “Company”), in connection with the preparation of a Registration Statement on Form F-3 (the “Registration Statement”) to be filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof under the U.S. Securities Act of 1933, as amended (the “Securities Act”), allowing for continuous offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act. The Registration Statement relates to the registration by the Company of resales of (i) the Company’s $184,000,000 aggregate principal amount 2.00% Convertible Senior Notes due 2015 (the “Securities”) by the holders of the Securities and (ii) other securities of the Company. The Registration Statement is being filed pursuant to the Registration Rights Agreement dated as of December 21, 2010, among the Company, Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Ltd. The Securities were issued under the Indenture dated as of December 21, 2010 (the “Indenture”), between the Company and Bank of New York Mellon as trustee (the “Trustee”), as amended by the Amendment Agreement, dated April 26, 2011 (the “Amendment Agreement”), between the Company and the Trustee. The Original Indenture, as amended by the Amendment Agreement, is referred to herein as the “Indenture”.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) an executed copy of the Indenture; (iii) the Statement of Eligibility and Qualification on Form T-1 under the Trust Indenture Act of 1939, as amended, of the Trustee, filed as an exhibit to the Registration Statement; (iv) a copy of the Securities and (v) a copy of each Authentication and Incumbency Certificate of the Trustee authenticating the Securities. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and

Home Inns & Hotels Management Inc.
May 19, 2011

such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.
     In our examination, we have assumed the legal capacity and competency of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, including the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and, except to the extent expressly set forth in our opinion below, the validity and binding effect on such parties. We have also assumed that the parties thereto have been duly organized and are validly existing in good standing, and have requisite legal status and legal capacity, under the laws of their respective jurisdictions of incorporation and that they have complied and will comply with all aspects of the laws of all relevant jurisdictions (including the laws of their respective jurisdictions of incorporation), in connection with any offering contemplated by the Registration Statement, other than the laws of the State of New York insofar as we express our opinions herein. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.
     Our opinions set forth herein are limited to the laws of the State of New York which are normally applicable to the Securities of the type covered by the Registration Statement and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions herein stated. To the extent our opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions of the Securities, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401 and 5-1402 (McKinney 2001) and N.Y. C.P.L.R. 327(b) (McKinney 2001) and is subject to the qualification that such enforceability may be limited by public policy considerations.
     Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Securities constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Home Inns & Hotels Management Inc.
May 19, 2011

     In rendering the opinion set forth above, we have assumed that the execution and delivery by the Company of the Indenture and the Securities and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or its properties is subject, except for those agreements and instruments governed by Opined on Law which have been identified to us by the Company as being material to it and which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 20-F.
     We note that with respect to certain matters governed by the laws of the Cayman Islands, you are receiving an opinion of Maples & Calder, as Cayman Islands legal adviser to the Company, dated the date hereof (the “Cayman Law Opinion”), which is being concurrently filed as an exhibit to the Registration Statement. We understand that the Cayman Law Opinion contain assumptions and qualifications. Our opinions herein stated are based on the assumptions and qualifications specified above and we do not express any opinion as to the effect on the opinions herein stated of the qualifications contained in such other opinion.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP